ANNUAL MEETING RESULTS

An annual meeting of the funds shareholders was held on December 4, 2007. Each matter voted upon at that meeting, as well as the number of votes cast for, against or withheld, the number of abstentions, and the number of broker non-votes with respect to such matters, are set forth below.

(1) The funds preferred shareholders elected the
following directors:
					  Shares
			  Shares 	Withholding
			 Voted For	 Authority
					 to Vote
Roger A. Gibson.......... 1,189             2
Leonard W. Kedrowski .... 1,189             2

(2) The funds common and preferred shareholders, voting as a single class, elected the following directors:

					  Shares
			   Shares 	Withholding
			  Voted For	 Authority
					 to Vote
Benjamin R. Field III.... 3,766,184       29,037
Victoria J. Herget....... 3,764,684       30,537
John P. Kayser........... 3,767,601       27,620
Richard K. Riederer ..... 3,768,286       26,935
Joseph D. Strauss ....... 3,765,782       29,439
Virginia L. Stringer..... 3,761,501       33,720
James M.Wade............. 3,764,511       30,710

(3) The funds common and preferred shareholders, voting as a single class, ratified the selection by the funds board of directors of Ernst & Young LLP as the independent registered public accounting firm for the fund for the fiscal period ending August 31, 2008. The following votes were cast regarding this matter:

		 Shares
 Shares 	 Voted  		  Broker
Voted For       Against    Abstentions   Non-Votes
3,770,724        8,849       15,648          0